Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire Reports Fiscal 2025 Results

ST. LOUIS (Nov. 14, 2025) - Spire Inc. (NYSE: SR) today reported results for its fiscal year 2025 ended September 30. Highlights include:

•	Fiscal 2025 net income of $271.7 million ($4.37 per diluted share) compared to $250.9 million ($4.19 per share) in fiscal 2024
•	Adjusted earnings* of $275.5 million ($4.44 per share) compared to $247.4 million ($4.13 per share) in fiscal 2024
•	Fiscal 2026 adjusted earnings per share (EPS) guidance range established at $5.25 - $5.45
•	Fiscal 2027 adjusted EPS guidance range established at $5.65 - $5.85
•	Reaffirmed long-term adjusted EPS growth target of 5–7%, using fiscal 2027 guidance midpoint as a base
•	Raised common stock dividend by 5.1%, marking 23 years of consecutive growth

For fiscal 2025, Spire reported consolidated adjusted earnings per share of $4.44, compared to $4.13 per share in fiscal 2024, representing growth of 7.5%. Gas utility earnings benefited from new rates, partially offset by lower usage net of weather mitigation at Spire Alabama, higher operation and maintenance expense and depreciation expense. Midstream earnings grew due to additional storage capacity, new contracts at higher rates and optimization. Marketing earnings increased as the business was well-positioned to create value.

“Spire’s solid performance in fiscal 2025 reflects our disciplined approach to growth, operational excellence and continuous improvement,” said Scott Doyle, president and chief executive officer of Spire. “By delivering on strategic priorities such as the Missouri rate case and the pending acquisition of Piedmont Tennessee, we are well-positioned to drive sustainable long-term value and that’s reflected in our adjusted EPS guidance range of $5.65 to $5.85 in fiscal 2027. Through execution of our strategy, we have a strong foundation that enables us to meet the evolving needs of our customers and communities for years to come.”

Fiscal Year Results	Year Ended September 30,
	(Millions)		(Per Diluted Common Share)
Adjusted (Loss) Earnings* by Segment [Non-GAAP]	2025	2024	2025	2024
Gas Utility	$231.4	$220.8
Gas Marketing	25.9	23.4
Midstream	56.3	33.5
Other	(38.1)	(30.3)
Total	$275.5	$247.4	$4.44	$4.13
Income tax effect of pre-tax adjustments	(3.8)	3.5	(0.07)	0.06
Net Loss [GAAP]	$271.7	$250.9	$4.37	$4.19
Weighted Average Diluted Shares Outstanding	58.7	56.3

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

Adjusted earnings excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

Gas Utility fiscal 2025 adjusted earnings were $231.4 million, an increase from $220.8 million in fiscal 2024. The year-over-year improvement reflected higher earnings at Spire Missouri and Spire Alabama.

Contribution margin increased $37.5 million primarily due to the benefit of rates implemented at Spire Alabama and higher Spire Missouri Infrastructure System Replacement Surcharge (ISRS) revenues partially offset by lower usage net of weather mitigation at Spire Alabama. Spire Missouri usage net of weather mitigation was comparable to prior year.

After adjusting for the impact of a pension reclass and bad debt expense, operation and maintenance expense was $13.1 million, or 3.1%, higher than a year ago, reflecting higher employee costs and non-payroll related operating expenses.

Depreciation expense increased $14.0 million from last year reflecting increased capital investment. Interest expense decreased $10.2 million as a result of lower long-term and short-term rates partially offset by higher average long-term balances. Gas carrying cost credits decreased by $9.4 million compared to the prior year due to lower gas cost balances.

Gas Marketing

Gas Marketing fiscal 2025 adjusted earnings were $25.9 million compared to $23.4 million in fiscal 2024. Adjusted earnings increased due to the business being well-positioned to create value during the year, partially offset by higher storage and transportation fees.

Midstream

Midstream fiscal 2025 adjusted earnings were $56.3 million, up from $33.5 million in fiscal 2024. Midstream adjusted earnings improved driven by additional storage capacity, contract renewals at higher rates, asset optimization and the acquisition of MoGas. These items were offset, in part, by higher operation and maintenance and depreciation expense due to scale.

Other

Spire’s other activities reported a loss on an adjusted earnings basis of $38.1 million in fiscal 2025 compared to a $30.3 million loss in the previous year. The year-over-year comparison reflects higher interest expense in the current year and the absence of a prior-year $6.3 million after-tax benefit of an interest rate hedge.

Guidance and Outlook

Spire expects fiscal 2026 adjusted EPS to be in a range of $5.25 to $5.45, which excludes the results of the pending acquisition of the Piedmont Natural Gas Tennessee business.

Looking ahead to fiscal 2027, Spire expects adjusted EPS to be in a range of $5.65 to $5.85, which reflects a full year of earnings contributions from the Piedmont Tennessee business and excludes earnings from Spire’s natural gas storage facilities due to the expected sale of the assets. Both the acquisition and sale are subject to regulatory approvals. The acquisition is expected to close following standard regulatory review, while any sale of the storage assets also requires final authorization by Spire’s board of directors.

Spire has raised its 10-year capital investment target to $11.2 billion, extending through fiscal 2035. This plan supports Spire’s long-term adjusted earnings per share growth of 5–7% using the fiscal 2027 adjusted EPS guidance midpoint of $5.75 as a base.

Dividend

Reflecting solid performance in fiscal 2025 and expectations for future growth, the Spire board of directors increased the quarterly common stock dividend to $0.825 per share, an increase of 5.1%. This raises the annualized rate by $0.16 per share to $3.30 per share. The dividend is payable on January 5, 2026, to shareholders of record on December 11, 2025. Spire has continuously paid a cash dividend since 1946, and 2026 will mark the 23rd consecutive year that the dividend has increased.

The Spire board of directors also declared the regular quarterly dividend of $0.36875 per depositary share on

Spire’s 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, payable February 17, 2026, to holders of record on January 26, 2026.

Fourth Quarter Results	Three Months Ended September 30,
	(Millions)		(Per Diluted Common Share)
Adjusted (Loss) Earnings* by Segment [Non-GAAP]	2025	2024	2025	2024
Gas Utility	$(31.6)	$(32.0)
Gas Marketing	3.6	(0.3)
Midstream	12.3	13.4
Other	(8.4)	(8.7)
Total	$(24.1)	$(27.6)	$(0.47)	$(0.54)
All adjustments, including tax effects	(15.7)	1.7	(0.27)	0.03
Net Loss [GAAP]	$(39.8)	$(25.9)	$(0.74)	$(0.51)
Weighted Average Diluted Shares Outstanding	59.0	57.7

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

Due to the seasonal nature of natural gas demand and the timing of regulatory recovery in our gas utility business, we typically incur a loss in our fiscal fourth quarter ended September 30. For fiscal 2025 fourth quarter, Spire reported a consolidated net loss of $39.8 million, or $(0.74) per share, compared with a net loss of $25.9 million, or $(0.51) per share, last year. On an adjusted earnings basis, the quarterly loss was $24.1 million, or $(0.47) per share, compared to a loss of $27.6 million, or $(0.54) per share in the year-ago period.

Gas Utility adjusted earnings reflected higher Spire Missouri ISRS revenues partially offset by higher operation and maintenance expense and depreciation expense. Gas Marketing results increased due to the business being well-positioned to create value. Midstream adjusted earnings were slightly lower driven by lower pipeline earnings, reflecting higher operation and maintenance expenses.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2025 fourth quarter and full-year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Friday, November 14
9 a.m. CT (10 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the webcast will be available for one year beginning approximately one hour after the close of the call.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure and driving continuous improvement. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and the non-GAAP measure “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, traditional GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Operating Revenues	$334.1	$293.8	$2,476.4	$2,593.0
Operating Expenses:
Natural gas	77.4	54.6	905.5	1,103.3
Operation and maintenance	142.8	112.2	542.1	507.4
Depreciation and amortization	76.5	71.1	298.2	278.4
Taxes, other than income taxes	37.9	36.1	206.7	215.6
Total Operating Expenses	334.6	274.0	1,952.5	2,104.7
Operating (Loss) Income	(0.5)	19.8	523.9	488.3
Interest Expense	58.8	49.5	204.1	201.1
Other Income (Expense), Net	3.4	(4.8)	11.6	22.4
(Loss) Income Before Income Taxes	(55.9)	(34.5)	331.4	309.6
Income Tax (Benefit) Expense	(16.1)	(8.6)	59.7	58.7
Net (Loss) Income	(39.8)	(25.9)	271.7	250.9
Provision for preferred dividends	3.7	3.7	14.8	14.8
(Loss) income allocated to participating securities	(0.1)	—	0.3	0.3
Net (Loss) Income Available to Common Shareholders	$(43.4)	$(29.6)	$256.6	$235.8

Weighted Average Number of Shares Outstanding:
Basic	59.0	57.7	58.5	56.1
Diluted	59.0	57.7	58.7	56.3

Basic (Loss) Earnings Per Share	$(0.74)	$(0.51)	$4.39	$4.20
Diluted (Loss) Earnings Per Share	(0.74)	(0.51)	4.37	4.19
Dividends Declared Per Common Share	0.785	0.755	3.14	3.02

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	September 30,	September 30,
	2025	2024
ASSETS
Utility Plant	$9,333.9	$8,779.1
Less: Accumulated depreciation and amortization	2,577.4	2,535.8
Net Utility Plant	6,756.5	6,243.3
Other Property and Investments	1,135.2	1,070.6
Current Assets:
Cash and cash equivalents	5.7	4.5
Accounts receivable, net	315.8	277.4
Inventories	282.5	263.9
Other	203.7	225.5
Total Current Assets	807.7	771.3
Deferred Charges and Other Assets:
Goodwill	1,171.6	1,171.6
Other deferred charges and other assets	1,704.3	1,603.9
Total Deferred Charges and Other Assets	2,875.9	2,775.5
Total Assets	$11,575.3	$10,860.7

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0
Common stock and paid-in capital	2,040.4	1,959.9
Retained earnings	1,087.6	1,018.7
Accumulated other comprehensive income	19.4	12.1
Total Shareholders' Equity	3,389.4	3,232.7
Temporary equity	6.1	8.6
Long-term debt (less current portion)	3,369.4	3,704.4
Total Capitalization	6,764.9	6,945.7
Current Liabilities:
Current portion of long-term debt	487.5	42.0
Notes payable	1,317.0	947.0
Accounts payable	248.3	237.2
Accrued liabilities and other	495.8	477.7
Total Current Liabilities	2,548.6	1,703.9
Deferred Credits and Other Liabilities:
Deferred income taxes	887.4	808.4
Other deferred credits and other liabilities	1,374.4	1,402.7
Total Deferred Credits and Other Liabilities	2,261.8	2,211.1
Total Capitalization and Liabilities	$11,575.3	$10,860.7

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Year Ended September 30,
	2025	2024
Operating Activities:
Net income	$271.7	$250.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	298.2	278.4
Deferred income taxes and investment tax credits	57.3	57.0
Changes in assets and liabilities	(62.3)	317.8
Other	13.1	8.3
Net cash provided by operating activities	578.0	912.4

Investing Activities:
Capital expenditures	(922.4)	(861.3)
Business acquisition, net of cash acquired	—	(175.9)
Other	6.0	10.0
Net cash used in investing activities	(916.4)	(1,027.2)

Financing Activities:
Issuance of long-term debt	150.0	495.0
Repayment of long-term debt	(42.0)	(456.6)
Issuance (repayment) of short-term debt, net	370.0	(8.5)
Issuance of common stock	76.2	287.0
Dividends paid on common stock	(182.2)	(167.1)
Dividends paid on preferred stock	(14.8)	(14.8)
Other	(12.5)	(11.1)
Net cash provided by financing activities	344.7	123.9

Net Increase in Cash, Cash Equivalents, and Restricted Cash	6.3	9.1
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	34.9	25.8
Cash, Cash Equivalents, and Restricted Cash at End of Year	$41.2	$34.9

Adjusted Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended September 30, 2025
Net (Loss) Income [GAAP]	$(31.6)	$(0.5)	$12.3	$(20.0)	$(39.8)	$(0.74)
Adjustments, pre-tax:
Fair value and timing adjustments	—	5.4	—	—	5.4	0.09
Acquisition activities	—	—	—	15.2	15.2	0.26
Income tax effect of adjustments (1)	—	(1.3)	—	(3.6)	(4.9)	(0.08)
Adjusted (Loss) Earnings [Non-GAAP]	$(31.6)	$3.6	$12.3	$(8.4)	$(24.1)	$(0.47)

Three Months Ended September 30, 2024
Net (Loss) Income [GAAP]	$(32.4)	$2.0	$13.2	$(8.7)	$(25.9)	$(0.51)
Adjustments, pre-tax:
Fair value and timing adjustments	(0.1)	(3.1)	—	—	(3.2)	(0.06)
Acquisition and restructuring activities	0.6	—	0.2	0.1	0.9	0.02
Income tax effect of adjustments (1)	(0.1)	0.8	—	(0.1)	0.6	0.01
Adjusted (Loss) Earnings [Non-GAAP]	$(32.0)	$(0.3)	$13.4	$(8.7)	$(27.6)	$(0.54)

Year Ended September 30, 2025
Net (Loss) Income [GAAP]	$231.4	$33.7	$56.3	$(49.7)	$271.7	$4.37
Adjustments, pre-tax:
Fair value and timing adjustments	—	(10.4)	—	—	(10.4)	(0.17)
Acquisition activities	—	—	—	15.2	15.2	0.26
Income tax effect of adjustments (1)	—	2.6	—	(3.6)	(1.0)	(0.02)
Adjusted (Loss) Earnings [Non-GAAP]	$231.4	$25.9	$56.3	$(38.1)	$275.5	$4.44

Year Ended September 30, 2024
Net (Loss) Income [GAAP]	$217.0	$32.7	$31.7	$(30.5)	$250.9	$4.19
Adjustments, pre-tax:
Fair value and timing adjustments	—	(12.4)	—	—	(12.4)	(0.22)
Acquisition and restructuring activities	5.0	—	2.3	0.3	7.6	0.14
Income tax effect of adjustments (1)	(1.2)	3.1	(0.5)	(0.1)	1.3	0.02
Adjusted (Loss) Earnings [Non-GAAP]	$220.8	$23.4	$33.5	$(30.3)	$247.4	$4.13

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended September 30, 2025
Operating (Loss) Income [GAAP]	$(10.2)	$(1.7)	$20.9	$(9.5)	$—	$(0.5)
Operation and maintenance expenses	115.2	4.6	13.1	14.6	(4.7)	142.8
Depreciation and amortization	70.0	0.1	6.3	0.1	—	76.5
Taxes, other than income taxes	36.3	0.3	1.2	0.1	—	37.9
Less: Gross receipts tax expense	(14.1)	—	—	—	—	(14.1)
Contribution Margin [Non-GAAP]	$197.2	$3.3	$41.5	$5.3	$(4.7)	$242.6

Three Months Ended September 30, 2024
Operating (Loss) Income [GAAP]	$(0.5)	$1.7	$18.7	$(0.1)	$—	$19.8
Operation and maintenance expenses	100.1	3.3	8.7	4.5	(4.4)	112.2
Depreciation and amortization	67.3	0.4	3.3	0.1	—	71.1
Taxes, other than income taxes	34.8	0.3	0.9	0.1	—	36.1
Less: Gross receipts tax expense	(14.7)	—	—	—	—	(14.7)
Contribution Margin [Non-GAAP]	$187.0	$5.7	$31.6	$4.6	$(4.4)	$224.5

Year Ended September 30, 2025
Operating Income (Loss) [GAAP]	$406.2	$42.1	$83.8	$(8.2)	$—	$523.9
Operation and maintenance expenses	467.1	19.4	45.3	28.3	(18.0)	542.1
Depreciation and amortization	277.6	1.0	19.2	0.4	—	298.2
Taxes, other than income taxes	201.3	1.2	4.2	0.1	(0.1)	206.7
Less: Gross receipts tax expense	(115.5)	(0.2)	—	—	—	(115.7)
Contribution Margin [Non-GAAP]	1,236.7	63.5	152.5	20.6	(18.1)	1,455.2
Natural gas costs	855.4	93.5	3.0	—	(46.4)	905.5
Gross receipts tax expense	115.5	0.2	—	—	—	115.7
Operating Revenues	$2,207.6	$157.2	$155.5	$20.6	$(64.5)	$2,476.4

Year Ended September 30, 2024
Operating Income (Loss) [GAAP]	$400.6	$41.2	$48.2	$(1.7)	$—	$488.3
Operation and maintenance expenses	452.8	18.2	34.7	18.7	(17.0)	507.4
Depreciation and amortization	263.6	1.5	12.8	0.5	—	278.4
Taxes, other than income taxes	210.2	1.4	3.9	0.1	—	215.6
Less: Gross receipts tax expense	(128.0)	(0.2)	—	—	—	(128.2)
Contribution Margin [Non-GAAP]	1,199.2	62.1	99.6	17.6	(17.0)	1,361.5
Natural gas costs	1,110.7	36.9	1.1	—	(45.4)	1,103.3
Gross receipts tax expense	128.0	0.2	—	—	—	128.2
Operating Revenues	$2,437.9	$99.2	$100.7	$17.6	$(62.4)	$2,593.0